                                                                    EXHIBIT 99.2


January 31, 2002

                     SUPPLEMENTAL DECEMBER 2001 QUARTER DATA

In an effort to make more efficient use of the time allocated for this morning's conference call, we are providing detailed variance information on major expense items to assist you in analyzing Delta's December 2001 quarterly results. This information is intended to supplement that provided in the conference call (scheduled for 10:00 a.m. Eastern Time) and in the earnings release. December quarter revenue performance will be discussed in the conference call.

DECEMBER 2001 QUARTER OPERATING EXPENSES VERSUS DECEMBER 2000 QUARTER

- Operating expenses, excluding asset writedowns and other special items, decreased 10.0% to $3.4 billion on an 11.4% decrease in capacity. Total operating expenses for the quarter increased 3.8% to $4.0 billion.

- Excluding asset writedowns and other special items, Delta's total unit cost increased 1.6% to 10.12 cents from 9.96 cents. Keeping fuel costs constant year over year, unit costs increased 3.9% to 10.35 cents from
         9.97 cents.

- Salaries and related expense decreased 6.1% primarily as a result of staffing reductions across all workgroups.

- Total fuel expense decreased 31.9%. Total gallons consumed fell 17.8% primarily due to capacity reductions and fleet simplification. Delta's average fuel price per gallon, including hedge proceeds, fell 17.3% to
         62.04 cents from 74.99 cents.

- Depreciation and amortization increased 1.0% due to the acquisition of new aircraft since December 31, 2000, offset by adjustments related to impaired and retired aircraft.

- Aircraft maintenance increased 18.5% primarily due to timing of engine repairs and increased volume at DCI.

- Other selling expenses decreased 27.7% due primarily to lower volumes of credit card transactions resulting from revenue and capacity reductions, as well as a reduction in advertising costs.

- Passenger commissions declined by 22.4% due to lower passenger demand and the continued development of lower cost distribution channels such as Delta.com.

- Passenger service decreased 16.5% due to lower volumes and reduced catering costs.

- Interest expense, net increased $65 million as a result of higher levels of debt outstanding.

- Net gains from sale of investments includes a $111 million gain on the sale of our investment in SkyWest.

- Miscellaneous expense, net increased $12 million primarily due to lower income from our equity investment in Worldspan.